Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter Ended September 30, 2009
NASHVILLE, TN, November 9, 2009/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the first quarter ended September 30, 2009 of its fiscal year ending June 30, 2010.
Operating Results
     Revenues for the three months ended September 30, 2009 were $57.3 million, compared with $71.6 million for the same period in fiscal year 2009. Income before income taxes for the three months ended September 30, 2009 was $2.9 million, compared with $3.8 million in the same period in fiscal year 2009. Net income for the three months ended September 30, 2009 was $2.8 million, or $0.06 per share on a diluted basis, compared with $1.8 million, or $0.04 per share on a diluted basis, for the same period in fiscal year 2009.
     Premiums earned for the three months ended September 30, 2009 were $48.5 million, compared with $61.8 million for the same period in fiscal year 2009. This decline was primarily due to the weak economic conditions, which have caused both a decline in the number of policies written, as well as an increase in the percentage of our customers purchasing liability only coverage. Rate actions taken in a number of states to improve underwriting profitability and the closure of underperforming stores also contributed toward the decreases in policies written and premiums earned. At September 30, 2009, the number of policies in force was 152,866, compared with 170,555 at September 30, 2008. At September 30, 2009, we operated 415 stores, compared with 429 stores at September 30, 2008.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 68.4 percent for the three months ended September 30, 2009, compared with 70.7 percent for the same period in fiscal year 2009. For the three months ended September 30, 2009 and 2008, we experienced favorable development on losses related to prior periods of approximately $3.7 million and $4.3 million, respectively.
     The favorable development for the three months ended September 30, 2009 was due to lower than anticipated severity and frequency of accidents. Excluding favorable development, the loss and loss adjustment expense ratios for the three months ended September 30, 2009 and 2008 were 75.9 percent and 77.7 percent, respectively. The year-over-year improvement reflects among other things, favorable severity trends in property and physical damage coverages, rate actions taken in a number of states to improve underwriting profitability, improvement in our underwriting and claim handling practices, and the shift in business mix toward renewal policies, which have lower loss ratios than new policies.
     Expense Ratio. Our expense ratio for the three months ended September 30, 2009 was 26.0 percent, compared with 21.4 percent for the same period in fiscal year 2009. The year-over-year increase in the expense ratio was due to the drop in premiums earned, which resulted in a higher percentage of fixed expenses (e.g., rent, base salary).

     Combined Ratio. The combined ratio increased to 94.4 percent for the three months ended September 30, 2009 from 92.1 percent for the same period in fiscal year 2009.
     Litigation Settlement. As previously reported, we entered into settlement agreements related to litigation brought against us in Georgia and Alabama with respect to certain sales practices. Pursuant to the terms of the settlement agreements, eligible class members are entitled to certain premium credits or reimbursement certificates. At December 31, 2008, we accrued $5.2 million associated with the estimated utilization of available premium credits for class members. During the three months ended September 30, 2009, eligible class members utilized $1.0 million of available premium credits and $0.4 million were forfeited, resulting in a remaining settlement accrual of $1.6 million at September 30, 2009.
     Provision for Income Taxes. The provision for income taxes for the three months ended September 30, 2009 was $0.1 million, compared with $1.9 million for the same period in fiscal year 2009. The provision for income taxes for the three months ended September 30, 2009 related to current state income taxes for certain subsidiaries with taxable income. At September 30, 2009 and June 30, 2009, we established a full valuation allowance against all net deferred tax assets. In assessing our ability to support the realizability of our deferred tax assets, we have considered both positive and negative evidence. We have placed greater weight on historical results than on our outlook for future profitability. The deferred tax valuation allowance may be adjusted in future periods if we consider that it is more likely than not that some portion or all of the deferred tax assets will be realized. In the event the deferred tax valuation allowance is adjusted, we would record an income tax benefit for the amount of the adjustment.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At September 30, 2009, we leased and operated 415 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2009	2008
Revenues:
Premiums earned	$48,467	$61,838
Commission and fee income	6,954	8,243
Investment income	1,913	2,723
Net realized losses on fixed maturities, available-for-sale	(22)	(1,215)

	57,312	71,589

Costs and expenses:
Losses and loss adjustment expenses	33,153	43,732
Insurance operating expenses	19,570	21,446
Other operating expenses	273	392
Litigation settlement	(381)	145
Stock-based compensation	383	495
Depreciation and amortization	464	469
Interest expense	989	1,157

	54,451	67,836

Income before income taxes	2,861	3,753
Provision for income taxes	101	1,912

Net income	$2,760	$1,841

Net income per share:
Basic and diluted	$0.06	$0.04

Number of shares used to calculate net income per share:
Basic	47,877	47,655

Diluted	48,853	49,244

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)

	September 30,	June 30,
	2009	2009
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value (amortized cost of $178,003 and $140,849, respectively)	$181,640	$140,311
Cash and cash equivalents	37,271	77,201
Premiums and fees receivable, net of allowance of $458 and $419	45,633	45,309
Other assets	9,845	11,866
Property and equipment, net	3,604	3,921
Deferred acquisition costs	4,197	3,896
Goodwill	70,092	70,092
Identifiable intangible assets	6,360	6,360

TOTAL ASSETS	$358,642	$358,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$81,736	$83,973
Unearned premiums and fees	56,608	57,350
Debentures payable	41,240	41,240
Other liabilities	11,884	16,537

Total liabilities	191,468	199,100

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 48,308 and 48,312 shares issued and outstanding, respectively	483	483
Additional paid-in capital	465,103	464,720
Accumulated other comprehensive income (loss)	3,637	(538)
Accumulated deficit	(302,049)	(304,809)

Total stockholders’ equity	167,174	159,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$358,642	$358,956

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended
	September 30,
	2009	2008
Premiums earned:
Georgia	$10,902	$13,427
Illinois	6,331	7,361
Texas	5,912	7,002
Florida	5,261	7,616
Alabama	5,210	6,572
South Carolina	3,138	5,450
Tennessee	3,104	4,415
Ohio	2,952	3,451
Pennsylvania	2,819	2,787
Indiana	1,221	1,563
Missouri	827	1,128
Mississippi	790	1,066

Total premiums earned	$48,467	$61,838

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended
	September 30,
	2009	2008
Loss and loss adjustment expense	68.4%	70.7%
Expense	26.0%	21.4%

Combined	94.4%	92.1%

POLICIES IN FORCE

	Three Months Ended
	September 30,
	2009	2008
Policies in force — beginning of period	158,222	194,079
Net decrease during period	(5,356)	(23,524)

Policies in force — end of period	152,866	170,555

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	September 30,
	2009	2008
Retail locations — beginning of period	418	431
Opened	—	1
Closed	(3)	(3)

Retail locations — end of period	415	429

RETAIL LOCATIONS BY STATE

	June 30,		September 30,
	2009	2008	2009	2008
Alabama	25	25	25	25
Florida	39	40	36	39
Georgia	61	61	61	61
Illinois	78	80	78	81
Indiana	18	19	18	19
Mississippi	8	8	8	8
Missouri	12	14	12	13
Ohio	27	29	27	29
Pennsylvania	17	19	17	18
South Carolina	27	28	27	28
Tennessee	20	20	20	20
Texas	86	88	86	88

Total	418	431	415	429